Exhibit 99.2

News Release

For Release 5/21/08 @ 11:30 am CT

ATP Oil & Gas Corporation, Houston
Chairman and President
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Announces Executive Promotions

HOUSTON, Texas- May 21, 2008 - (Business Wire) - ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that effective immediately, Leland E. Tate, currently Chief Operating Officer, is promoted to the position of President of the company. Additionally, ATP announced that George R. Morris, currently Vice President, Acquisitions, will assume the role of ATP Chief Operating Officer. T. Paul Bulmahn continues with ATP as Chief Executive Officer and Chairman of the Board.

T. Paul Bulmahn stated, "The promotions of Leland and George, two outstanding individuals with proven talents executing operations and developments in deepwater Gulf of Mexico and the North Sea, ensure that ATP will continue to successfully accomplish pursuit of both financial and project-oriented goals. ATP achievement of financial goals stems from successful execution of offshore development plans. At ATP Leland has provided inspired leadership and has guided ATP to exceptional development success and George, with his substantial offshore operations experience, is a perfect fit."

ATP President Leland Tate has served as Chief Operating Officer since August 2000. Prior to joining ATP, he was President, ARCO North Africa, capping a career of over 30 years with Atlantic Richfield Company ("ARCO"). He had previously served ARCO in various capacities including Director General of Joint Ventures and Vice President of Operations & Engineering. Earlier he served as Director of Operations, ARCO British Ltd.; Vice President of Engineering, ARCO International; Senior Vice President Marketing and Operations, ARCO Indonesia; and ARCO Vice President and District Manager in Lafayette, Louisiana.

Newly elected ATP Chief Operating Officer George Morris, a registered State of Texas professional engineer, served as ATP's Vice President, Acquisitions from 2002 until 2004 and after his return to ATP in 2007. From 2004 until 2007 Mr. Morris was Chief Operating Officer at Chroma Exploration & Production. Prior to joining ATP in 2002 he held executive and management positions in operations and engineering at Burlington Resources, Louisiana Land and Exploration, Nerco Oil & Gas and Union Texas Petroleum over a 30-year career.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

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